EXHIBIT 99.1

news release

QLT INC. ANNOUNCES TERMS OF US $150 MILLION

U.S. PRIVATE CONVERTIBLE SENIOR NOTES OFFERING

For Immediate Release                                                                                                                       August 11, 2003

VANCOUVER, CANADA—QLT Inc. (NASDAQ: QLTI; TSX: QLT) announced today that it has agreed to issue US $150 million of 3% convertible senior notes due 2023.  The initial purchasers of the notes have an option to purchase up to an additional US $22.5 million aggregate principal amount of notes on the same terms.  The notes will be bear interest at 3% per annum payable semi-annually. The closing of this transaction is expected to occur on August 15, 2003, subject to customary conditions.

Under certain circumstances, the convertible senior notes will be convertible into QLT common shares at an initial conversion rate (subject to adjustment) of 56.1892 common shares per US $1,000 aggregate principal amount of notes.  This results in an initial conversion price of approximately US $17.80 per share, representing a conversion premium of 30% over the closing bid price of US $13.69 of QLT common shares on the Nasdaq National Market on August 11, 2003.

On or after September 15, 2008, QLT may at its option redeem all or a portion of the convertible senior notes for cash at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus any accrued and unpaid interest.  In addition, on each of September 15, 2008, September 15, 2013 and September 15, 2018, holders may require QLT to purchase all or a portion of their notes for cash at 100 percent of the principal amount of the notes to be purchased, plus any accrued and unpaid interest.

QLT intends to use the net proceeds for working capital and other general corporate purposes, including potential acquisitions or investment in businesses, products or technologies.  In addition, we intend to use a portion of the net proceeds to repurchase our common shares on the open market in connection with our share repurchase program announced earlier today.

The convertible senior notes and common shares issuable upon conversion of the notes have not been registered under the U.S. Securities Act of 1933, as amended, or under any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  These notes are being offered only to qualified institutional buyers (as defined in Rule 144A under the U.S. Securities Act).  The convertible senior notes and the shares issuable upon conversion are not being qualified for sale under the securities laws of any province or territory of Canada and are not being offered for sale in Canada or to any resident of Canada, or to or for the account of any resident of Canada.

This press release is published as a matter of record only and does not constitute an offer to sell or a solicitation of an offer to buy any of the convertible senior notes, nor shall there be any sale of these notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

QLT Inc. is a global biopharmaceutical company specializing in the discovery, development and commercialization of innovative therapies to treat eye diseases, cancer and in other niche areas for which treatments can be marketed by a specialty sales force.

QLT Inc.:

Therese Hayes / Tamara Hicks

Telephone: 604-707-7000 or 1-800-663-5486

Fax: 604-707-7001

Visudyne® is a trade mark of Novartis AG

QLT Inc. is listed on The Nasdaq Stock Market under the trading symbol “QLTI” and on The Toronto Stock Exchange under the trading symbol “QLT.”

Certain statements in this press release constitute “forward-looking statements” of QLT within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. Forward-looking statements include, but are not limited to, our expectations that the offering will be successfully completed consistent with the terms outlined above, our expectations as to the use of proceeds from the offering, including our success in repurchasing our common shares sought to be acquired under our share repurchase program and our success in completion any acquisitions or investments in businesses, products or technologies.  These statements are only expectations and actual events or results may differ materially. Factors that could cause such actual events or results expressed or implied by such forward-looking statements to differ materially from any future results expressed or implied by such statements include, but are not limited to completion of the financing is subject to the satisfaction of customary closing conditions, as well as prevailing conditions in the capital markets, and other factors described in detail in QLT’s Annual Information Form on Form 10-K, quarterly reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities.  Forward-looking statements are based on our current expectations and QLT is not obligated to update such information to reflect later events or developments.